EXHIBIT 23(h)(ii)
TRANSFER AGENCY SERVICES AGREEMENT
     THIS AGREEMENT is made as of June 27, 2008 by and between PFPC Inc., a Massachusetts corporation (“PFPC”), and The Bjurman, Barry Funds, a Delaware statutory trust (the “Fund”). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.
Background
     A. The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (including any of the rules and regulations promulgated thereunder, the “1940 Act”).
     B. The Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time by mutual agreement of the parties in accordance with this Agreement (each a “Portfolio”), and PFPC wishes to furnish such services.
Terms
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the statements made in the preceding paragraphs and as follows:
1. Appointment. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services. PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party providing services to the Fund unless PFPC contracted for the services pursuant to a written agreement with the third party or expressly agreed in writing to assume such responsibility.
2. Instructions.
     (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.
     (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement and that it reasonably believes to be genuine.

PFPC may assume that any Oral Instruction or Written Instruction received hereunder that it reasonably believes to be genuine is not in any way inconsistent with the provisions of organizational documents of the Fund or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or of the Fund’s shareholders, unless and until PFPC receives Written Instructions to the contrary.
     (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions except to the extent PFPC fails to act in accordance with the Written Instructions and its Standard of Care within a reasonable time after receiving the inconsistent Written Instructions.
3. Right to Receive Advice.
     (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take in respect of its performance of its duties hereunder, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.
     (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take in respect of its performance of its duties hereunder PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, counsel to the Fund’s investment adviser or, at PFPC’s sole cost and expense, counsel to PFPC) at the option of PFPC.
     (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel.
     (d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PFPC to seek such directions, advice, Oral Instructions, Written Instructions or legal advice.
     (e) Instructions Outside Agreement. PFPC shall have no obligation to take or omit to take an action requested by the Fund pursuant to Oral Instructions, Written Instructions or otherwise if such act or omission is not provided for or contemplated in this Agreement or PFPC’s Written Procedures (as defined in Section 18).
4. Records; Visits. PFPC shall keep and maintain on behalf of the Fund all books and records which are customary or which are required to be kept in connection with PFPC’s services pursuant to applicable statutes, rules and regulations, including, without limitation, to the extent applicable, Rules 31a-1 and 31a-2 under the 1940 Act (the “Fund Books and Records”). The Fund Books and Records, which are in the possession or under the control of PFPC, shall be the property of the Fund. The Fund and Authorized Persons shall have access to the Fund Books and Records at all times during PFPC’s normal business hours. Upon the reasonable request of the Fund, copies of any such Fund Books and Records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund’s expense. Upon a termination of this Agreement, PFPC shall promptly, upon the Fund’s demand, turn over to the Fund and cease to retain the Fund Books and Records; provided, however, PFPC may maintain copies of any such Fund Books and Records to the extent required under the Securities Laws, appropriate to demonstrate PFPC’s compliance with the terms of this agreement or in accordance with PFPC’s policies and procedures with respect to audit, internal control, compliance, legal or regulatory matters.
5. Confidentiality.
     (a) “Confidential Information” is hereby defined to include:
     (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;
(ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage;
(iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable;
(iv) the Fund Books and Records; and
(v) anything reasonably designated by the supplying party as confidential.
     (b) Notwithstanding the foregoing, Confidential Information shall not include information:
(i) already known to the receiving party at the time it is obtained;
(ii) that is or becomes generally known or available to the public through no wrongful act of the receiving party;
(iii) rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; or

(iv) can be shown by documentation that such information has been or is independently developed by the receiving party without reference to the Confidential Information.
     (c) In the event disclosure of Confidential Information (i) is required of the receiving party pursuant to a court order, judicial or administrative proceeding, subpoena, request of a governmental or regulatory agency (including law enforcement agencies, if appropriate) or law, in each case having jurisdiction over the receiving party, or (ii) except as provided in Section 5(d)(v) below, is necessary to the defense of any claim or cause of action asserted against the receiving party, the parties agree that the receiving party will (to the extent permitted by law) prior to any disclosure, provide the supplying party with prompt written notice of any such proposed disclosure so that the supplying party may take actions to minimize or prevent such disclosure, including, without limitation, seeking a protective order (“Protective Measures”). It is further agreed that the receiving party is permitted to disclose Confidential Information pursuant to clauses (i) and (ii) of this Section 5(c) subject to any Protective Measures obtained by the supplying party, but shall (x) disclose only that portion of the Confidential Information that is required to be disclosed under the circumstances, (y) give the supplying party advance written notice of the information to be disclosed as far in advance of its disclosure as is practical if no such notice has previously been given, and (z) at the supplying party’s request, seek to obtain assurances that the disclosed information will be accorded confidential treatment.
     (d) Each party agrees that it shall hold the other party’s Confidential Information in trust and confidence, shall protect such Confidential Information with at least the same degree of care, but no less than reasonable care, which the party uses to protect its own comparable Confidential Information, and shall not use or disclose, or allow any third party to access, use or disclose, any such Confidential Information for any purpose whatsoever, other than:
(i) as expressly authorized by the other party in a written and binding agreement;
(ii) as necessary or appropriate in connection with providing the services and performing its other obligations under such an agreement or this Agreement;
(iii) in connection with an independent auditor reviews (e.g., SAS-70 or Rule 38(a)-1 reviews) or where required to satisfy any other legal, accounting or audit requirement, including without limitation those of applicable regulatory authorities, competent government authorities (including law enforcement agencies) and auditors; and
(iv) in a manner consistent with such party’s customary back-up and archival procedures; or
(v) where relevant to the enforcement of any claim against the supplying party by the receiving party under this Agreement or relevant to the defense of any claim asserted against a receiving party under this Agreement by or through the supplying party or with respect to which the receiving party is entitled to seek indemnification hereunder.

     (e) The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.
6. Cooperation with Accountants. PFPC shall cooperate with the Fund’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the information necessary for the expression of their opinion, as required by the Fund, is made available to such accountants in a timely manner following their request.
7. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund. Notwithstanding the foregoing, the parties acknowledge that the Fund shall retain all ownership rights in Fund data which resides on the PFPC System.
8. Disaster Recovery. PFPC has and shall maintain appropriate procedures and systems with regard to the safekeeping from loss or damage attributable to fire, theft or any other cause information relating to the Fund (including the Fund Books and Records) and the performance of PFPC’s duties hereunder. PFPC has and shall maintain reasonable and adequate equipment, facilities and other property reasonably required for the secure performance of PFPC’s obligations hereunder. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take all reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own intentional misconduct, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement and PFPC exercised its Standard of Care with respect to backing up data and taking appropriate actions to minimize service interruptions.
9. Compensation.
     (a) As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. For purposes of clarity, the parties understand and agree that any separate written fee arrangement to be agreed upon between the parties from time to time will likely include fees for certain services that the Fund has not yet requested nor is obligated to purchase, and, accordingly, the Fund shall only be obligated to pay PFPC fees associated with such optional services if and when the Fund requests such additional services. In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable and actual out-of-pocket expenses reasonably incurred by PFPC in the performance of its duties hereunder.
     (b) PFPC shall establish certain cash management accounts (“Service Accounts”) required to provide services under this Agreement. The Fund acknowledges (i) PFPC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited, investment accounts maintained at an affiliate or client of PFPC; (ii) balance credits earned with respect to the amounts in such Service Accounts (“Balance Credits”) will be used to offset the banking service fees imposed by the cash management service provider (the “Banking Service Fees”); (iii) PFPC shall retain any excess Balance Credits for its own use; (iv) Balance Credits will be calculated and applied toward the Fund’s Banking Service Fees regardless of the Service Account balance sweep described in Sub-Section (i); and (v) PFPC may use the services of third-party vendors in connection with the issuance of redemption and distribution checks and shall retain any benefits obtained from any arrangements with such vendors, including any commission or return on float paid to it by any such vendors.
     (c) The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement that have been expressly disclosed in writing by PFPC to the Fund prior to the date hereof, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this Agreement that have been expressly disclosed in writing by PFPC to the Fund prior to the date hereof, including, but not limited to, any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.
     (d) No termination of this Agreement shall cause, and no provision of this Agreement shall be interpreted in any manner that would cause, PFPC’s right to receive payment of its fees and charges for services actually performed hereunder, and the Fund’s obligation to pay such fees and charges, to be barred, limited, abridged, conditioned, reduced, abrogated, or subject to a cap or other limitation or exclusion of any nature. The foregoing shall not in any way limit any liability of PFPC to the Fund or any Portfolio thereof for damages caused by PFPC’s breach of this Agreement or its failure to perform its obligations hereunder in accordance with the Standard of Care.
10. Standard of Care/Limitation of Liability.
     (a) Subject to the terms of this Section 10, PFPC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PFPC’s failure to use commercially reasonable care in the performance of services under this Agreement (“Standard of Care”). In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been a failure of PFPC to meet its Standard of Care.
     (b) PFPC’s liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever arising out of or related to this Agreement and regardless of the form of action or legal theory (“Loss”) shall not exceed the fees received by PFPC for services provided hereunder during the twelve (12)

months immediately prior to the date of such Loss; provided that PFPC’s cumulative maximum liability for all Losses shall not exceed $250,000.
     (c) Neither PFPC nor its affiliates shall not be liable for damages (including, without limitation, damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of God; military action; war; terrorism; riot; fire; flood; catastrophe; sabotage; wide spread epidemics; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities not due to the negligence, recklessness or intentional misconduct of PFPC; insurrection; natural disaster; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above; provided, however, the foregoing shall not relieve PFPC of its obligations under Section 8.
     (d) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine. PFPC shall not be liable for any damages that are caused by actions or omissions taken by PFPC in accordance with Written Instructions that it reasonably believes to be genuine or advice of counsel. PFPC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.
     (e) No party hereto or their respective affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the other party or its affiliates.
     (f) Each party shall have a duty to take reasonable actions to mitigate damages for which the other party may become responsible.
     (g) This Section 10 shall survive termination of this Agreement.
11. Indemnification.
     (a) Absent PFPC’s failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates and their respective directors, trustees, officers, agents and employees from and against all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) (collectively, “Losses”) arising directly and proximately from: (a) an act or omission of the Fund, a Fund contractor or subcontractor in connection with providing services to the Fund or a predecessor service provider; and (b) any action taken or omitted to be taken by PFPC in connection with the provision of services to the Fund; provided that this indemnification shall not apply to actions or omissions of PFPC involving bad faith, intentional misconduct, negligence or reckless disregard by it of its obligations and duties.
     (b) PFPC agrees to indemnify, defend and hold harmless the Fund, its affiliates, the Portfolios, and the Fund’s trustees, officers, agents and employees from and against all Losses arising directly and proximately from PFPC’s bad faith, intentional misconduct or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder or any amendments or additional services mutually agreed upon by the parties in writing.
     (c) The indemnification provided for under this Section 11 shall be the sole and exclusive remedy of the parties with respect to matters for which indemnification is provided hereunder, except that this Section 11(c) shall not be interpreted to preclude or restrict a party’s right or ability to apply for remedies to a court of equity.
     (d) This Section 11 shall survive termination of this Agreement.
12. Description of Services.
(a) Services Provided by PFPC on an Ongoing Basis, If Applicable.
(i) Calculate 12b-1 payments;
(ii) Maintain shareholder registrations;
(iii) Review new applications and correspond with shareholders to complete or correct information;
(iv) Direct payment processing of checks or wires;
(v) Prepare and certify shareholder lists in conjunction with proxy solicitations;
(vi) Countersign share certificates;
(vii) Prepare and mail to shareholders confirmation of activity;
(viii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;
(ix) Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PFPC;
(x) Provide periodic shareholder lists and statistics to the Fund;
(xi) Provide detailed data for underwriter/broker confirmations;
(xii) Prepare periodic mailing of year-end tax and statement information;
(xiii) Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

        (xiv) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;
(xv) Accept and post daily Share purchases and redemptions;
        (xvi) Accept, post and perform shareholder transfers and exchanges;
(xvii) Issue and cancel certificates (when requested in writing by the shareholder); and
(xviii) Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade shares through the NSCC.
     (b) Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:
(i) A purchase order in completed proper form;
(ii) Proper information to establish a shareholder account; and
(iii) Confirmation of receipt or crediting of funds for such order to the Fund’s custodian.
     (c) Redemption of Shares. PFPC shall process requests to redeem Shares as follows:
(i) All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Fund’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary. PFPC shall process all Share transfers, exchanges and redemptions.
(ii) PFPC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PFPC, in its commercially reasonable judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.
(iii) When Shares are redeemed, PFPC shall deliver to the Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.
     (iv) PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PFPC and the Fund.
     (v) When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and such redemption check shall be made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.
     (vi) PFPC shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the Fund.
     (vii) PFPC shall calculate redemption fees, as appropriate.
     (d) Dividends and Distributions. Upon resolution of the Fund’s Board of Directors or Trustees or equivalent governing body declaring and authorizing the payment of a dividend or other distribution and the receipt by PFPC of Written Instructions, PFPC shall issue Shares in payment of the dividend or distribution, or, upon shareholder election, pay such dividend or distribution in cash, if provided for in the Fund’s prospectus. Such issuance or payment, as well as payments upon redemption as described in sub-section (c) above, shall be made after deduction and payment of any and all amounts required to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall (i) mail to the Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation; and (ii) prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends by the Fund paid to its shareholders (above threshold amounts stipulated by applicable law) as required by tax or other laws, rules or regulations; provided, however, notwithstanding the foregoing and notwithstanding any other provision of this Section 12(d) or this Agreement: (A) PFPC’s exclusive obligations with respect to any written statement that Section 19(a) of the 1940 Act may require to be issued with respect to the Fund shall be, upon receipt of specific Written Instructions to such effect, to receive from the Fund the information which is to be printed on the statement, to print such information on appropriate paper stock and to mail such statement to shareholders, and (B) PFPC’s sole obligation with respect to any dividend or distribution that Section 19(a) of the 1940 Act may require be accompanied by such a written statement shall be to act strictly in accordance with the first two sentences of this Section 12(d).
     (e) Shareholder Account Services. PFPC shall arrange, in accordance with the Fund’s then-current prospectus:
     (i) for issuance of Shares obtained through:

(A) Any pre-authorized check plan; and
(B) Direct purchases through broker wire orders, checks and applications.
(ii) for a shareholder’s:
(A) Exchange of Shares for shares of another fund with which the Fund has exchange privileges;
(B) Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or
(C) Redemption of Shares from an account with a checkwriting privilege.
     (f) Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by the Fund to its shareholders, including:
     (i) Reports to shareholders;
     (ii) Confirmations of purchases and sales of Fund shares;
     (iii) Monthly or quarterly statements;
     (iv) Dividend and distribution notices; and
     (v) Tax form information.
     (g) Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:
(i) Name, address and United States Tax Identification or Social Security number;
(ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;
(iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;
(iv) Any stop or restraining order placed against a shareholder’s account;
(v) Any correspondence relating to the current maintenance of a shareholder’s account;
(vi) Information with respect to withholdings; and

(vii) Any information required in order for PFPC to perform any calculations required by this Agreement.
     (h) Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:
(i) The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and
(ii) Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.
     (i) Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund’s stock records.
     (j) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.
     (k) Lost Shareholders. PFPC shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. PFPC may, in its sole discretion and its sole cost and expense, use the services of a third party to perform some of or all such services.
(i) documentation of search policies and procedures;
(ii) execution of required searches;
(iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and
(iv) preparation and submission of data required under the Lost Shareholder Rule.
Notwithstanding the foregoing, PFPC shall have no duty or obligation under this Section 12(k) to perform any services described in this Section 12(k) on any shareholder accounts which are broker-controlled accounts or omnibus accounts or are accounts which otherwise contain insufficient information to permit PFPC to identify and depict “RPO” status or otherwise perform the described services for persons holding through such accounts. Except as set forth above, PFPC shall have no responsibility for any escheatment services.
     (l) Retirement Plans and Educational Savings Accounts.

(i) In connection with Traditional, SEP, Roth, and SIMPLE individual retirement accounts (“IRA accounts”), 403(b)(7) custodial accounts, money purchase and profit sharing plans and Single Participant “k” plan accounts (“Qualified Plans”) (collectively, the “Retirement Plans”) and Coverdell educational savings accounts (“ESA Accounts”) all within the meaning of Section 408, 403(b)(7), 401, and 530 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Fund for which contributions of the Fund’s shareholders (the “Participants”) are invested solely in Shares of the Fund, PFPC shall provide the following administrative services:
(A) Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);
(B) Record method of distribution requested and/or made;
(C) Receive and process designation of beneficiary forms requests;
(D) Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;
(E) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan and ESA Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to Participant/Beneficiary, as applicable; and
(F) Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.
(ii) PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.
(iii) With respect to the Retirement Plans, PFPC shall provide the Fund with the associated Retirement Plan documents for use by the Fund and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

     (m) Print Mail. The Fund hereby engages PFPC as its exclusive print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PFPC. PFPC shall provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing materials to current Fund shareholders.
     (n) Proxy Advantage. The Fund hereby engages PFPC as its exclusive proxy solicitation service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PFPC.
     (o) PFPC shall at all times meet its Standard of Care in the performance of the foregoing services.
13. Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation. PFPC represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Fund. The Fund hereby consents to PFPC providing information about the Fund and consumers or customers of the Fund, including nonpublic personal financial information, to the Fund’s investment adviser and the investment adviser’s affiliates as necessary or appropriate in connection with the services provided by PFPC pursuant to this Agreement and/or upon a Written Instruction of the Fund’s investment adviser or its affiliates.
14. Anti-Money Laundering.
     (a) To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act, as follows: PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC’s anti-money laundering (“AML”) program or by an outside party, for compliance with PFPC’s established AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC’s AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities.
     (b) Upon the reasonable request of the Fund, PFPC shall provide to the Fund: (x) a copy of PFPC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to Confidential Information under this Agreement); (y) a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate PFPC personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request.
     (c) Without limiting or expanding the foregoing, the parties agree the provisions in this Section 14 relate only to Section 352 of the USA PATRIOT Act and do not apply other sections, including Section 326, of the USA PATRIOT Act or regulations promulgated thereunder.
15. Foreign Account Due Diligence.
     (a) To help the Fund comply with its requirements to establish and implement a due diligence program for “foreign financial institution” accounts (which the Fund is required to have under regulations issued under Section 312 of the USA PATRIOT Act), PFPC will do the following:
(i) Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 103.175(h))(“Foreign Financial Institution”);
(ii) Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;
(iii) Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;
(iv) Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v) Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;
(vi) Adopt and operate enhanced due diligence policies for certain Foreign Financial Institution accounts in compliance with 31 CFR 103.176(b);
(vii) Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and
(viii) Report to the Fund about measures taken under (i)-(vii) above.
     (b) Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 15, PFPC need not complete any due diligence beyond the requirements of the relevant Foreign Financial Institution due diligence program regulations and PFPC need not perform any task that need not be performed for the Fund to be in compliance with relevant Foreign Financial Institution due diligence program regulations.
     (c) Without limiting or expanding the foregoing, the parties agree the provisions in this Section 15 relate only to Section 312 of the USA PATRIOT Act and do not apply to other sections, including Section 326, of the USA PATRIOT Act or regulations promulgated thereunder.
16. Customer Identification Program (“CIP”) Services.
     (a) To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:
(i) Implement procedures under which new accounts in the Fund are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding “Customer” (as defined in 31 CFR 103.131).
(ii) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).
(iii) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv) Regularly report to the Fund about measures taken under (i) – (iii) above.
(v) If PFPC provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the Fund’s CIP.
(vi) Set forth on a separate fee schedule compensation amounts due for these CIP Services.
     (b) Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 16, PFPC need not collect the Data Elements for (or verify) prospective customers (or accounts) beyond the requirements of relevant customer identification program regulations (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Fund to be in compliance with relevant customer identification program regulations.
     (c) PFPC agrees to permit inspections relating to the CIP Services provided hereunder by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the CIP Services provided hereunder as such examiners shall reasonably request.
     (d) Notwithstanding anything to the contrary, PFPC need not perform any of the steps described in this Section 16 with respect to persons purchasing Shares via exchange privileges.
17. Duration and Termination.
     (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the “Initial Term”).
     (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.
     (c) This Agreement may also be terminated (i) by the mutual agreement of the parties, (ii) upon the merger, consolidation or combination of the Fund with or into another entity if the surviving entity in such merger, consolidation or combination (or its parent entity) uses PFPC or an affiliate of PFPC as its transfer agent, (iii) upon the sale or transfer of all or substantially all of the assets of the Fund if the entity acquiring such assets (or its parent entity) uses PFPC or an affiliate of PFPC as its transfer agent, (iv) by a non-defaulting party for “Cause” (as defined in Section 17(e) below), or (v) pursuant to Section 20(b). Termination pursuant to clause (i) of the foregoing sentence shall be effective in accordance with the agreement of the parties and a termination pursuant to clause (iv) of the foregoing sentence shall be effective thirty

(30) days after the defaulting party shall have received notice of termination from the non-defaulting party or such later date as may be specified by the non-defaulting party in the notice.
     (d) In the event of termination, all actual out-of-pocket expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund and paid to PFPC promptly following the Fund being invoiced by PFPC regarding such expenses paid by it in connection with any such conversion. Subject to the foregoing, upon termination of this Agreement and following a request by the Fund, PFPC shall promptly deliver to the Fund or to any designated third party all records created and maintained by PFPC pursuant to this Agreement (including Fund Books and Records), as well as any Fund records maintained but not created by PFPC. In addition, in the event of a termination other than (i) a termination by PFPC other than for Cause or (ii) a termination by the Fund for Cause, any conversion, de-conversion, transfer or other transmission of data or records or other activity or function performed by PFPC in connection with the assumption of duties by a successor transfer agent shall occur at such commercially reasonable rates as PFPC shall have in effect at such time and the Fund shall be obligated to pay such charges to PFPC promptly following the Fund being invoiced by PFPC.
     (e) For purposes of this Section 17, “Cause” shall mean:
     (i) a party’s material failure to perform its duties and obligations hereunder if after sixty (60) days following receipt of notice of the material failure from the other party such party fails to remedy such failure;
     (ii) a final, unappealable judicial, regulatory or administrative ruling, order or settlement is entered into the public record in which a party is found to be guilty of, or has consented to a finding of, criminal behavior in the conduct of its business;
     (iii) any proceeding shall be instituted by a party seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or
     (iv) any proceeding shall be instituted against a party seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, which proceeding remains undismissed, undischarged or unbonded for a period of sixty (60) days unless such party diligently contests the case within thirty (30) days of service of notice of the filing of such case and such party continues to diligently contest the proceeding.

     A party with respect to which Cause exists or occurs is sometimes referred to herein as the “defaulting party” and under the circumstances of particular Cause the other party to this Agreement is sometimes referred to herein as the “non-defaulting party.” In all cases, termination by a party for Cause shall not constitute a waiver by such terminating party of any other rights it might have under this Agreement or otherwise against the other party.
18. Policies and Procedures. The parties acknowledge that the services described in and to be provided under this Agreement involve processes, actions, functions, instructions, consents, choices, the exercise of rights or performance of obligations, communications and other components, both internal to PFPC and interactive between the parties, necessitated or made appropriate by business or by legal or regulatory considerations, or both, that in most cases are far too numerous and minutely detailed to expressly include in this Agreement and that, accordingly, the parties agree that PFPC shall perform the services provided for in this Agreement in accordance with the written policies, procedures, manuals, documentation and other operational guidelines of PFPC governing the services in effect at the time the services are performed (“written procedures” for purposes of this Section 18) and that such written procedures are expressly intended to supplement the description of services provided for herein, but that the express terms of this Agreement will always prevail in any conflict with PFPC’s written procedures.
19. Notices.
(a) Notices shall be addressed (i) if to PFPC, as follows: PFPC Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President, facsimile number                      and electronic mail address of                      with a copy to PFPC Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Senior Counsel – TA & SubAccounting (or such other address or addressee as PFPC may inform the Fund in writing); (ii) if to the Fund, at 2049 Century Park East, Suite 2505, Los Angeles, California 90067, Attention: Andrew Bjurman, facsimile number                      and electronic mail address of                      (or such other address as the Fund may inform PFPC in writing) or (iii) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.
(b) Notices shall be delivered: by hand (personal delivery by the Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient, tested telegram, cable, telex or facsimile sending device providing for automatic confirmation of receipt. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately upon receipt. If notice is sent by any other permitted means, it shall be deemed to have been given on the day it is received by the receiving party.
20. Amendments.
     (a) This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought; provided, however, Exhibit A may be amended only by a writing signed by both parties hereto, PFPC shall have no duties, responsibilities or liabilities with respect to an investment portfolio of the Fund not listed on the Exhibit A dated the same date hereof unless and until PFPC shall enter into an amendment to Exhibit A containing such portfolio, and PFPC may for valid business reasons decline to accept some or all of the duties, responsibilities and liabilities hereunder with respect to additional portfolios.
     (b) Notwithstanding Section 20(a), the parties acknowledge and agree that changes in laws applicable to the Fund and/or PFPC may necessitate altering the services provided by PFPC hereunder, and, accordingly, in connection with any such change in the laws, the parties agree to negotiate in good faith to amend this Agreement, if an amendment is mutually agreeable to the parties, with such terms as will be mutually agreeable to the parties hereto, so that the Fund and/or PFPC shall be in full compliance of any and all laws applicable to either or both of them. For purposes of clarification, the scope of services to be provided by PFPC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase; provided, however, that if a new or revised regulation or other legal requirement becomes applicable with respect to the Fund that is reasonably related to services performed pursuant to this Agreement and the parties hereto cannot agree to an increase in PFPC’s services to perform such requirements and to corresponding fees which are commercially reasonable and such services are not available from another vendor except as part of bundled transfer agency services, then the Fund may terminate this Agreement upon sixty (60) days prior written notice to PFPC.
21. Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc. capable of providing the services contemplated herein in a commercially reasonable manner, provided that PFPC gives the Fund thirty (30) days’ prior written notice of such assignment or delegation. To the extent required by the rules and regulations of the NSCC and in order for PFPC to perform the NSCC-related services, the Fund agrees that PFPC may delegate its duties to any affiliate of PFPC that is a member of the NSCC.
22. Facsimile Signatures; Counterparts. This Agreement may be executed in two or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.
23. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24. Miscellaneous.
     (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.
     (b) Non-Solicitation. During the term of this Agreement and for one year thereafter, the Fund shall not knowingly solicit or recruit for employment or hire any of PFPC’s employees, and the Fund shall not knowingly encourage or facilitate such solicitation, recruitment or hiring by any third party; provided, however, a general advertisement in a trade publication or other publication of general circulation by the entity or an agent of the entity shall not be considered knowing solicitation or recruitment and no hiring as a result of such advertisement shall be prohibited.
     (c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.
     (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
     (e) Information. The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.
     (f) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.
     (g) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     (h) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.
     (i) No Representations or Warranties. PFPC makes no representations or warranties except those expressly stated in this Agreement, and PFPC hereby expressly disclaims all representations and warranties not expressly stated in this Agreement, including, without limitation, any warranties regarding quality, suitability, title or non-infringement.
     (j) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.		THE BJURMAN, BARRY FUNDS

By:	/s/ Michael Denofrio	By:	/s/ G. Andrew Bjurman
Name:	Michael Denofrio	Name:	G. Andrew Bjurman
Title:	Executive Vice President	Title:	Co-President

EXHIBIT A
(Dated: June 27, 2008)
     THIS EXHIBIT A is Exhibit A to that certain Transfer Agency Services Agreement dated as of June 27, 2008, between PFPC Inc. and The Bjurman, Barry Funds.
Portfolios
Bjurman, Barry Micro-Cap Growth Fund
Bjurman, Barry Small Cap Growth Fund
Bjurman, Barry Mid Cap Growth Fund

APPENDIX A
Definitions
As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended, and any of the rules and regulations promulgated thereunder.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended, and any of the rules and regulations promulgated thereunder.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund in a manner reasonably satisfactory to PFPC to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document delivered to PFPC by the Fund signed by both parties hereto.

(d)	“Oral Instructions” means oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)	“SEC” means the Securities and Exchange Commission.

(f)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(h)	“Written Instructions” means (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person), addressed to and received by PFPC, and delivered by hand (personally delivery by the Authorized Person), private messenger, U.S. Postal Service, overnight national courier service, tested telegram, cable, telex or facsimile sending device providing for automatic confirmation of receipt, or (ii) trade instructions transmitted to and received by PFPC by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access.